TBS International Limited Takes Delivery of its First Newbuilding Multipurpose Tweendecker and Expands Fleet to 48 Vessels

HAMILTON, BERMUDA – September 23, 2009 - TBS International Limited (NASDAQ: TBSI) announced today that it has taken delivery in China of the newly-constructed vessel M/V Rockaway Belle from Nantong Yahua Shipbuilding Co., Ltd.

The M/V Rockaway Belle is the first in a series of six “Roymar Class” 34,000 dwt multipurpose tweendecker vessels that the Company has ordered with China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd. for a purchase price of $35.4 million per vessel. This vessel, as well as its five sister ships under construction, has box-shaped holds, open hatches and fully retractable hydraulic tweendecks, is geared with 35 and 40 ton cranes combinable up to 80 tons, and has a modern fuel-efficient engine enabling the vessel to operate effectively at 15 knots. TBS expects delivery of four vessels in 2010 and the last vessel in 2011. The Company has in place the requisite bank financing for all of them.

With the delivery of M/V Rockaway Belle, TBS’s current fleet expands to 48 vessels with an aggregate of 1.43 million dwt, consisting of 25 tweendeckers and 23 handymax/ handysize bulk carriers.

Joseph E. Royce, Chairman, Chief Executive Officer and President stated: “The delivery of the M/V Rockaway Belle is a significant milestone for our Company and is part of our long term fleet modernization and expansion program. The vessel is entering our TBS Pacific Liner Service and considerably enhances the trade.  The M/V Rockaway Belle is the first in a series of six larger multipurpose tweendecker vessels specifically designed by a TBS team with the objective to increase our operational flexibility, optimize our cargo transportation and support the requirements of our customer base.

“TBS today has one of the largest privately owned fleets of general cargo tweendeckers in the 17,000 dwt and larger size range. The Roymar Class vessels are optimal for our liner and parcel services, which transport high-value project cargo, general cargo and steel parcels in one direction and bulk raw materials on the return voyage. The tweendecks double the floor space per ship substantially increasing its capacity to safely transport these high-value cargoes, while on the return voyage, the tweendecks fully retract and the ship functions as a handysize bulk carrier.

“With our ‘Five Star Service’- consisting of Ocean Transportation, Operations, Logistics, Port Services and Strategic Planning, including fully staffed affiliate agencies and representative offices on five continents- TBS is well positioned to support our customers’ needs and to benefit from the gradual recovery of the global economy.”

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•	changes in demand for the company’s services, which are increasingly difficult to predict due to the current economic downturn and the widespread reduction of business activity generally;
•	a decline in rates in the shipping market, will continue for a prolonged period;
•	the effect of a decline in vessel valuations;
•	the company’s ability to maintain financial ratios and satisfy financial covenants in its credit facilities;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	the risk that financial counterparties will default;
•	changes in general domestic and international political conditions;
•	changes in the condition of the company’s vessels or applicable maintenance or regulatory standards, which may affect, among other things, its anticipated drydocking or maintenance and repair costs;
•	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2008 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is a fully-integrated transportation service company that offers customers the TBS Five Star Service consisting of: ocean transportation, operations, logistics, port services, and strategic planning. We offer liner, parcel, bulk, and chartering services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     tbs@capitallink.com